Exhibit 10.3

W. P. CAREY INC.

RESTRICTED SHARE AGREEMENT

AGREEMENT dated as of Date, between W. P. Carey Inc., a Maryland corporation (“W. P. Carey”), as successor to W. P. Carey & Co., LLC, and Name (the “Grantee”).

WHEREAS, the Grantee is a Non-Employee Director of W. P. Carey under the terms of the Plan (as defined below) and is receiving an award of Number Shares of W. P. Carey (the “Shares”) under the 2009 Non-Employee Directors’ Incentive Plan (the “Plan”).

WHEREAS, the parties to this Agreement wish to provide the terms and conditions upon which W. P. Carey will grant Shares to the Grantee.

ACCORDINGLY, the parties agree as follows:

1.  Grant of Shares.  W. P. Carey hereby grants to the Grantee Number Shares on                          (the “Grant Date”) subject to the terms of this Agreement.

2.  Vesting.  (a)  The Grantee’s rights to any Shares granted under this Agreement shall become fully vested and nonforfeitable on the one-year anniversary of the Grant Date (the “Vesting Period”), provided that the Grantee continues to serve as a Non-Employee Director of W. P. Carey except as described below.  Except as provided in this Agreement, if the Grantee’s service as a Non-Employee Director is terminated for any reason prior to the date on which the Shares become fully vested and nonforfeitable, the Grantee shall automatically and immediately forfeit any such unvested Shares.

(b)        Notwithstanding the foregoing, if the Grantee’s service on the Board is terminated due to Grantee’s death, total and permanent disability or the Grantee does not stand for reelection (or is not nominated for election or reelected) to the Board during the Vesting Period, the Grantee’s rights hereunder shall automatically become fully vested on the date he or she dies, becomes permanently disabled or his or her term of office expires.

3.  Voting; Dividends and Distributions.  Upon acceptance of this Agreement, Grantee shall have voting rights of a stockholder with respect to the Shares, as provided in the Plan.  Any dividends or distributions payable with respect to the Shares shall be payable to Grantee whether or not the Shares are fully vested, provided that the Grantee is a Non-Employee Director of W. P. Carey on the dividend record date.

4.  Change in Control.  (a)  Upon the occurrence of a Change of Control of W. P. Carey, the Grantee’s unvested Shares shall become fully vested and nonforfeitable.

(b)        For purposes of this Agreement, “Change of Control” shall be as defined in Section 8 of the Plan.

5.  Securities Law Compliance.  (a)  The Grantee represents and agrees that he or she is acquiring the granted Shares for his or her own account and not with the intention of reselling or distributing the Shares, except as permitted under this Agreement and any applicable federal and state securities laws.

(b)        W. P. Carey shall have the right to take any actions it may deem necessary or appropriate to ensure that the Grantee’s Share grant complies with applicable federal and state securities laws.

6.  Nontransferability of Benefits.  Shares shall be held in escrow prior to vesting.  Any Shares held in escrow by W. P. Carey for the Grantee or any beneficiary under this Agreement are not subject to the claims of his or her creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered.

7.  Effect on Rights to Continue as a Director.  Nothing in this Agreement shall be construed as giving the Grantee any right to continued service as a Non-Employee Director of W. P. Carey or affect the rights of W. P. Carey or its stockholders to elect or remove Directors.  Except as otherwise expressly provided herein, the terms and conditions of the Grantee’s service as a Non-Employee Director of W. P. Carey shall remain unchanged.

8.  Severability.  If any portion of this Agreement shall be held invalid or illegal for any reason, such event shall not affect or render invalid or unenforceable the remainder of this Agreement.

9.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Grantee, his or her beneficiary and W. P. Carey and its successors and assigns.

10.  Notice.  Any notice, consent, election or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent, election or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address.  The date of such mailing shall be deemed the date of notice, consent, election or demand.  Notice may also be by confirmed electronic delivery, including facsimile.

11.  Administration.  The Committee, as defined in the Plan, shall have full discretionary authority to (a) interpret, construe and administer this Agreement and to delegate all or a part of its duties and responsibilities hereunder, and (b) make all determinations as to any rights under the Agreement.  The interpretation and construction of this Agreement by the Committee or its delegate, and any action taken hereunder, shall be final, binding and conclusive upon all parties in interest.  Neither the Committee nor any other officer or Grantee of W. P. Carey shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Agreement, so long as such action or omission to act be made in good faith.

12.  Amendment.  This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors, and may not be otherwise terminated except as provided herein.

13.  Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.